As filed with the Securities and Exchange Commission on February 7, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LSI INDUSTRIES INC.

(Exact name of Registrant as Specified in its Charter)

Ohio (State Or Other Jurisdiction Of Incorporation Or Organization)	10000 Alliance Road Cincinnati, Ohio 45242 (513) 793-3200 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	31-0888951 (IRS Employer Identification Number)

LSI Industries Inc. Amended and Restated 2019 Omnibus Award Plan

(Full Title of the Plan)

Thomas A. Caneris

Executive Vice President – Human Resources and General Counsel

LSI Industries Inc.

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

Facsimile (513) 793-3601

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

F. Mark Reuter, Esq.

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 579-6469

Facsimile: (513) 579-6457

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emergency growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

LSI Industries Inc. (“we” or the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-234556) (the “Original Registration Statement”) with respect to the LSI Industries Inc. 2019 Omnibus Award Plan (the “Plan”). On November 1, 2022, our shareholders approved an amendment and restatement of the Plan to increase the aggregate number of shares of Common Stock, no par value per share, that may be subject to awards under the Plan by an additional 2,350,000 shares, among other changes. This Registration Statement covers such additional shares of Common Stock. In accordance with General Instruction E of Form S-8, the contents of the Original Registration Statement are incorporated herein by reference.

The Amended and Restated 2019 Omnibus Award Plan identified as Exhibit 4.1 replaces the Exhibit 10.1 previously filed with the Original Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”).  The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed with the Commission on September 9, 2022;

2.

Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2022 filed with the Commission on November 4, 2022 and ended December 31, 2022 filed with the Commission on February 7, 2023;

3.	Current Report(s) on Form 8-K filed on August 19, 2022, August 23, 2022, and November 7, 2022; and

4.

The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A on or about April 11, 1985 registering the Registrant's Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of amending such description as supplemented by Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Exhibits*

Exhibit 4.1

LSI Industries Inc. Amended and Restated 2019 Omnibus Award Plan (incorporated by reference to Annex B of the Registrant’s Proxy Statement for its 2022 Annual Meeting of Shareholders filed with the Commission on September 14, 2022)

Exhibit 5.1	Opinion of Keating Muething & Klekamp PLL
Exhibit 23.1	Consent of Grant Thornton LLP
Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5.1)
Exhibit 24.1	Power of Attorney (included in the signature page)
Exhibit 107	Filing Fee Table
* All Exhibits filed herewith unless otherwise indicated

Item 5.	Undertakings

(a)       The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)       The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on February 7, 2023.

LSI INDUSTRIES INC.

By: /s/ James A. Clark
James A. Clark
Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints James A. Clark and James E. Galeese, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Wilfred T. O’Gara	Chairman of the Board	February 7, 2023
*Wilfred T. O’Gara

/s/ James E. Galeese	Executive Vice President,	February 7, 2023
*James E. Galeese	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffery S. Bastian	Vice President, Chief Accounting Officer	February 7, 2023
*Jeffery S. Bastian	(Principal Accounting Officer)

/s/ James A. Clark	Chief Executive Officer and President	February 7, 2023
*James A. Clark

/s/ Robert P. Beech	Director	February 7, 2023
*Robert P. Beech

/s/ Ronald D. Brown	Director	February 7, 2023
*Ronald D. Brown

/s/ Amy L. Hanson	Director	February 7, 2023
*Amy L. Hanson

/s/ Chantel E. Lenard	Director	February 7, 2023
*Chantel E. Lenard

/s/ Ernest W. Marshall, Jr.	Director	February 7, 2023
*Ernest W. Marshall, Jr.